                                                                      Exhibit 11

                              EMPLOYMENT AGREEMENT
                              --------------------

         THIS EMPLOYMENT AGREEMENT is made and entered into this 12th day of October, 1995, between Sudbury, Inc., a Delaware corporation, with its principal office located at 30100 Chagrin Blvd., Cleveland, Ohio, 44124, (together with its successors and assigns permitted under this Agreement, the "Company"), and Mark E. Brody, who resides at 8985 Oakstone Trail, Chardon, Ohio 44024, (the "Executive").

                              W I T N E S S E T H:
                              --------------------

         WHEREAS, the Executive is Vice President and Chief Financial Officer of the Company and an integral part of its management; and

         WHEREAS, the Company has determined that it is in the best interest of the Company and its stockholders to enter into an employment agreement setting forth the obligations and duties of both the Company and the Executive (this "Agreement");

         NOW, THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive agree as follows:

1.       DEFINITIONS.
         ------------

         a. "BASE SALARY" shall mean the Executive's annual salary, as adjusted from time to time.

         b. "BOARD" shall mean the Board of Directors of the Company.

         c. "CAUSE" shall mean:

                  i. the Executive's fraud, dishonesty, willful misconduct or deliberate injury to the Company or its subsidiaries in the performance of his duties hereunder;

                  ii. the Executive's intentional and repeated refusal or failure to perform his duties consistent with his position with the Company; or

                  iii. the Executive's material breach of any provision of this Agreement.

         d. "CHANGE IN CONTROL" shall mean a change in control of the Company of a nature that would be required to be reported in response to Item 6(e) of
Schedule 14A promulgated under the Exchange Act, whether or not the Company is then subject to such reporting requirement; provided that, without limitation, a Change in Control shall be deemed to have occurred:

                  i. if any "person" (as defined in subsection 3(a)(9) of the Exchange Act and as used in subsections 13(d) and 14(d) of the Exchange
         Act), other than a person with which the Executive is affiliated or of which he is a part and other than any employee benefit plan sponsored by the Company (including any trustee of such plan), becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 45% or more of the combined voting power of the Company's then outstanding securities; or

                  ii. in the event of a plan of complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company's assets. An event or occurrence (or series of events or occurrences) that would not otherwise constitute a Change in Control under the foregoing shall be deemed to constitute a Change in Control for purposes of this Agreement if the Board, by majority vote, determines that a Change in Control does result therefrom. A determination by directors under this subsection 1(d) shall be made solely for purposes of this Agreement and shall not directly or indirectly affect any determination or analysis of whether a Change in Control results for any other purpose. Any determination made with respect to whether a change in control results for purposes of any other agreement or plan of the Company shall have no effect for purposes of this Agreement.

         e. "CONSTRUCTIVE TERMINATION WITHOUT CAUSE" shall mean a termination of the Executive's employment at his initiative following the occurrence, without his prior written consent, of one or more of the following events (except in connection with a termination of the Executive's employment for one of the other reasons specified in Section 7 below):

                  i. a reduction in the Executive's Base Salary or the failure of the Company to satisfy in all material respects its obligations to protect the benefits provided for in Section 5 below, unless, in the case of termination or reduction of such a benefit, (A) there is substituted a comparable benefit that is economically equivalent to such benefit prior to its termination or reduction, (B) the termination or reduction of the benefit affects members of the senior management of the Company generally or (C) the termination or reduction of the benefit occurs pursuant to the Executive's direction or consent;

                  ii. the loss of any of the Executive's titles or positions;

                  iii. a significant diminution in the Executive's duties and responsibilities or the assignment to the Executive of duties and responsibilities inconsistent with his positions;

                  iv. the relocation of the Executive's principal place of employment to a location that is more than thirty (30) miles from its present location; or

                  v. the failure of the Company to obtain the unconditional assumption, in writing or by operation of law, of the Company's obligation to the Executive under this Agreement by any successor prior to or at the time of a reorganization, merger, consolidation, disposition of all or substantially all of the assets of the Company or similar transaction.

                  A Constructive Termination Without Cause shall not take effect unless:

                  vi. the Executive has delivered written notice to the Board within ninety days after he acquires knowledge of one of the events providing a basis for Constructive Termination Without Cause, stating which one of those events has occurred;

                  vii. within 30 days after the receipt of such notice the Company has not remedied such event and provided him with a written notice of such remedy; and

                  viii. if the Company has not remedied such event, the Executive has notified the Company in writing that he is terminating his employment.

         The failure of the Executive to effect a Constructive Termination Without Cause as to any one event shall not affect his entitlement to effect a Constructive Termination Without Cause as to any other such event.

         f. "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended from time to time, and reference to any specific provisions of the Exchange Act shall refer to the corresponding provisions of the Act as it may hereafter be amended or replaced.

         g. "TERMINATION WITHOUT CAUSE" shall mean a termination of the Executive's employment by the Company other than due to Death, Disability or for Cause.

2.       TERM OF EMPLOYMENT, POSITIONS AND DUTIES.
         -----------------------------------------

         Subject to the terms and provisions of this Agreement, the Executive's employment by the Company may be terminated by either party at any time, with or without cause, upon notice to the other party. While employed by the Company, the Executive shall devote his entire business time and all reasonable efforts to his employment and shall perform such duties as are consistent with the Executive's position with the Company and as are from time to time assigned or delegated by the Board and as are set forth in the Company's By-laws.

3.       BASE SALARY.
         ------------

         During his employment with the Company, the Executive shall receive a Base Salary as shall be determined by the Board from time to time.

4.       ANNUAL BONUSES.
         ---------------

         The Executive shall be eligible to receive such bonuses during his employment as may be determined by the Board from time to time. The Executive shall be entitled to participate in bonus plans that are generally made available to senior executives of the Company.

5.       EXPENSE REIMBURSEMENT.
         ----------------------

         During his employment with the Company, the Executive shall be entitled to prompt reimbursement by the Company for all reasonable out-of-pocket expenses incurred by him in performing services under this Agreement, upon his submission of such accounts and records as may be required under Company policy.

6.       EMPLOYEE BENEFIT PLANS.
         -----------------------

         While employed by the Company, the Executive shall be entitled to participate in all employee benefit plans and programs made available to the Company's senior executives or to its employees generally, as such plans or programs may be in effect from time to time.

7.       TERMINATION OF EMPLOYMENT.
         --------------------------

         a. TERMINATION BY THE COMPANY FOR CAUSE. In the event that the Executive's employment is terminated for Cause, he shall be entitled to:

                  i. his Base Salary through the date of his termination for Cause;

                  ii. any annual bonuses earned for prior years but not yet paid;

                  iii. reimbursement in accordance with this Agreement of any business expenses incurred by the Executive but not yet paid to him on the date of his termination of employment; and

                  iv. other benefits accrued and earned by the Executive through the date of termination in accordance with applicable plans and programs of the Company.

         b. TERMINATION WITHOUT CAUSE. In the event of a Termination Without Cause, the Executive shall be entitled to:

                  i. his Base Salary, at the rate in effect on the date of his termination of employment, for a period of twelve months from such termination, payable in installments in accordance with past practices;

                  ii. any annual bonuses earned for prior periods but not yet paid;

                  iii. any annual bonus to which the Executive would have been entitled, had he not been terminated, for the fiscal year during which he is terminated, which bonus payment shall be made on a pro rata basis, determined by reference to the number of days from the beginning of the then current fiscal year to the date of such termination, as compared to the total number of days in such fiscal year. Such bonus shall be payable when bonuses pursuant to the bonus plan under which it is earned are paid;

                  iv. reimbursement in accordance with this Agreement of any business expenses incurred by the Executive but not yet paid to him on the date of his termination of employment; and

                  v. other benefits accrued and earned by the Executive through the date of termination in accordance with applicable plans and programs of the Company.

         c. TERMINATION WITHOUT CAUSE OR CONSTRUCTIVE TERMINATION WITHOUT CAUSE FOLLOWING A CHANGE IN CONTROL. In the event of a Termination Without Cause or a Constructive Termination Without Cause, in each case, within one year following a Change in Control, the Executive shall be entitled to:

                  i. a lump-sum payment equal to two times his Base Salary, at the rate in effect on the date of his termination of employment;

                  ii. any annual bonuses earned for prior periods but not yet paid;

                  iii. any annual bonus to which the Executive would have been entitled, had he not been terminated, for the fiscal year during which he is terminated, which bonus payment shall be made on a pro rata basis, determined by reference to the number of days from the beginning of the then current fiscal year to the date of such termination, as compared to the total number of days in such fiscal year. Such bonus shall be payable when bonuses pursuant to the bonus plan under which it is earned are paid;

                  iv. reimbursement in accordance with this Agreement of any business expenses incurred by the Executive but not yet paid to him on the date of his termination of employment; and

                  v. other benefits accrued and earned by the Executive through the date of termination in accordance with applicable plans and programs of the Company.

         d. TIMING OF PAYMENT. Except as otherwise expressly provided in this
Section 7, all payments required to be made to the Executive under this Section 7 shall be made no later than 30 days following the date of termination of employment.

8.       WITHHOLDING TAXES.
         ------------------

         All payments to the Executive or his estate or beneficiaries, as the case may be, shall be subject to withholding on account of federal, state and local taxes as required by law. If any payment hereunder is insufficient to provide the amount of such taxes required to be withheld, the Company may withhold such taxes from any other payment due hereunder.

9.       ASSIGNABILITY; BINDING NATURE.
         ------------------------------

         This Agreement shall be binding upon and inure to the benefit of the Company and the Executive and their respective successors, heirs (in the case of the Executive) and assigns. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company except that such rights or obligations may be assigned or transferred pursuant to (i) a merger or consolidation in which the Company is not the continuing entity or (ii) sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company further agrees that, in the event of a sale of assets or liquidation as described in the preceding sentence, it will use its best efforts to cause such assignee or transferee expressly to assume the liabilities, obligations and duties of the Company hereunder. No obligations of the Executive under this Agreement may be assigned or transferred by the Executive.

10.      ENTIRE AGREEMENT.
         -----------------

         Except to the extent otherwise provided herein, this Agreement contains the entire understanding and agreement between the parties concerning the subject matter hereof and supersedes any prior agreements, whether written or oral, between the parties concerning the subject matter hereof.

11.      AMENDMENT OR WAIVER.
         --------------------

         No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by both the Executive and an authorized officer of the Company. No waiver by either party of any breach by the other party of any condition or provision contained in this Agreement to be performed by such other party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.

12.      SEVERABILITY.
         -------------

         In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

13.      SURVIVORSHIP.
         -------------

         The respective rights and obligations of the parties hereunder shall survive any termination of the Executive's employment with the Company to the extent necessary to the intended preservation of such rights and obligations as described in this Agreement.

14.      BENEFICIARIES/REFERENCES.
         -------------------------

         The Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive's Death by giving the Company written notice thereof. In the event of the Executive's Death or of a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, as appropriate, to refer to his beneficiary, estate or other legal representative.

15.      GOVERNING LAW/JURISDICTION.
         ---------------------------

         This Agreement shall be governed by and construed and interpreted in accordance with the laws of Ohio, without reference to principles of conflict of laws.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.




                                /s/ Mark E. Brody
                                -------------------------------------
                                Mark E. Brody

                                SUDBURY, INC.

                                By: /s/ Jacques R. Sardas
                                   -----------------------------------
                                   Jacques R. Sardas
                                   Chairman, Chief Executive Officer and
                                   President

13.      SURVIVORSHIP.
         -------------

         The respective rights and obligations of the parties hereunder shall survive any termination of the Executive's employment with the Company to the extent necessary to the intended preservation of such rights and obligations as described in this Agreement.

14.      BENEFICIARIES/REFERENCES.
         -------------------------

         The Executive shall be entitled to select (and change, to the extent permitted under any applicable law) a beneficiary or beneficiaries to receive any compensation or benefit payable hereunder following the Executive's Death by giving the Company written notice thereof. In the event of the Executive's Death or of a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, as appropriate, to refer to his beneficiary, estate or other legal representative.

15.      GOVERNING LAW/JURISDICTION.
         ---------------------------

         This Agreement shall be governed by and construed and interpreted in accordance with the laws of Ohio, without reference to principles of conflict of laws.

         IN WITNESS WHEREOF, the parties have duly executed this Agreement on the date first above written.





                                -------------------------------------
                                Mark E. Brody

                                SUDBURY, INC.

                                By:
                                   -----------------------------------
                                   Jacques R. Sardas
                                   Chairman, Chief Executive Officer and
                                   President

                              SUDBURY LETTERHEAD



                                                October 8, 1996

Mr. Mark E. Brody
Vice President of Finance and
Chief Financial Officer
Sudbury, Inc.
30100 Chagrin Blvd.
Suite 203
Cleveland, OH 44124

Re: Employment Agreement Between Sudbury, Inc., (the "Company") and Mark E. Brody ("You"), dated October 12, 1995, (the "Employment Agreement")

Dear Mark:

You have asked for an interpretation of Section 1.e. of the Employment Agreement. Defined terms used in this letter have the meanings ascribed to them in the Employment Agreement.

The purpose of this letter is to describe for You certain circumstances under which there will be deemed to have been a Constructive Termination Without Cause under Section 1.e. of the Employment Agreement. The Employment Agreement defines a Constructive Termination Without Cause, in part, as "a significant diminution in your duties and responsibilities or the assignment to you of duties and responsibilities inconsistent with your positions". This is to confirm to You that in the event there is a Change in Control whereby the person acquiring 45% or more of the combined voting power of the Company's then outstanding securities is a public company or a subsidiary of a public company, if your duties, responsibilities, title and position are not directly for such public company, then your duties and responsibilities shall be deemed to have been significantly diminished and your titles and positions lost, and that shall be a basis for a Constructive Termination Without Cause under the Employment Agreement.

The provisions of this letter shall constitute a binding interpretation of the Employment Agreement upon which You may rely and shall be binding upon the Company and its successors and assigns.

Very truly yours,
SUDBURY, INC.

/s/ Jacques R. Sardas
---------------------------------------------
Jacques R. Sardas
Chairman, President and Chief Executive Officer